Exhibit 5.1

December 22, 2005

Perficient, Inc.
1120 South Capital of Texas Highway
Building 3, Suite 220
Austin, Texas 78746

Ladies and Gentlemen:

We have acted as counsel for Perficient, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale of an aggregate of up to 2,500,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”) and the Company’s 1999 Stock Option/Stock Issuance Plan (together with the ESPP the “Plans”).

In connection herewith, we have examined or are familiar with the Plans, the Certificate of Incorporation of the Company as in effect on the date hereof, the Bylaws of the Company as in effect on the date hereof, the corporate proceedings with respect to the approval of the Plans, and the Registration Statement on Form S-8 filed in connection with the registration of the Shares (the “Registration Statement”), and such other certificates, instruments and documents as we have considered necessary for purposes of this opinion letter.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued in accordance with the terms of the Plans and instruments executed pursuant to the Plans which govern the awards to which the Shares relate, will be validly issued and fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America, the State of Texas, and to the General Corporation Law of the State of Delaware, as interpreted by federal courts and the courts of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/	VINSON & ELKINS LLP

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas	Trammell Crow Center, 2001 Ross Avenue, Suite 3700
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